Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors
The White House Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-63822, 33-83840, 333-86253, 333-51297, 333-69643, 333-44678, 333-83778, 333-88844, 333-54082, 33-60524, 333-69645 and 333-88052) on Form S-8 of Chico’s FAS, Inc. of our report dated April 15, 2003, with respect to the balance sheets of The White House, Inc. as of February 2, 2002 and February 1, 2003, and the related statements of operations, stockholders’ equity, cash flows for each of the years in the three-year period ended February 1, 2003, which report appears in the Form 8-K/A of Chico’s FAS, Inc. dated September 5, 2003.

/s/ KPMG LLP

Baltimore, Maryland
November 17, 2003